EXHIBIT 99.2

COMPENSATION COMMITTEE CHARTER

Introduction and Purpose

The Compensation Committee (the “Committee”) shall be responsible for setting and administering the policies and programs that govern both annual compensation and stock option programs for the executive officers and directors of the Company.  The Committee shall also be responsible for providing oversight with regard to the Company’s various programs of compensation, including all incentive plans, stock option plans and stock purchase plans.

Composition and Membership

The Committee shall be composed entirely of Outside Directors who also meet the test for independence as set forth by the rules and regulations of the TSX Venture Exchange, the NADAQ Stock Market and the Securities and Exchange Commission.

Meetings

The Committee shall meet in person, telephonically or electronically at least twice during the year for purposes of performing its duties.

Responsibilities and Duties

The purpose and duties of the Committee shall include, but not be limited to, the following:

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To review and report to the Board on the Company’s programs for attracting, retaining and promoting executives and for developing future senior management;

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To review and make recommendations to the Board regarding compensation for the chief executive officer, other executive level officers and directors;

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To establish the process for the Board to evaluate the performance of the chief executive officer and other corporate officers;

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To review appropriate performance targets, participation and level of awards for incentive award plans;

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To review, approve and report to the Board concerning administration of compensation plans and compensation for executives at specified salary grade levels and monitor the Company’s benefit plans;

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To review, determine and recommend to the Board appropriate compensation for directors;

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To produce, review and approve reports of the Committee required by the rules of the Securities and Exchange Commission, NASDAQ Stock Exchange and the TSX Venture Exchange;

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To review and assess the adequacy of and update, if necessary, this Compensation Committee Charter annually;

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To request and review such reports from management as it may require in carrying out its assigned responsibilities and advise the full Board of Directors as to the Committee’s oversight functions; and

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To undertake from time to time such additional activities within the scope of the Committee’s primary functions as it may deem appropriate.

Public Disclosure and Website Publication

This Charter shall be included on the Company’s website.  The Company’s annual report to shareholders will state that this Charter is available on the Company’s website and will be available upon request to the Company’s Corporate Secretary.

Adoption

The Board of Directors of the Company has adopted this charter on the 22nd day of June, 2004.